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                                                                     EXHIBIT 2.1

                               AGREEMENT OF MERGER

                                       OF

                               CISCO SYSTEMS, INC.

                                       AND

                                 IPMOBILE, INC.

     This Agreement of Merger is dated as of the 1st day of September, 2000 ("Merger Agreement"), between Cisco Systems, Inc., a California corporation ("Acquiror"), and IPmobile, Inc., a Delaware corporation ("Target").

                                    RECITALS

     A. Target was incorporated in the State of Delaware and immediately prior to the Effective Time of the Merger (as defined below) will have outstanding 5,028,887 shares of Common Stock ("Target Common Stock"), 540,000 shares of Series A Preferred Stock and 9,674,828 shares of Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock are collectively referred to as "Target Preferred Stock."

     B. Acquiror and Target have entered into an Agreement and Plan of Merger and Reorganization (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

     C. The Boards of Directors of Target and Acquiror deem it advisable and in their mutual best interests and in the best interests of the stockholders of Target, that Target be acquired by Acquiror through a merger ("Merger") of Target with and into Acquiror.

     D. The Boards of Directors of Acquiror and Target and the stockholders of Target have approved the Merger.

                                   AGREEMENTS

     The parties hereto hereby agree as follows:

     1. Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation.

     2. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target are filed with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

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     3.   At the Effective Time of the Merger (i) each share of Target Preferred
Stock will convert into one share of Target Common Stock; (ii) all shares of Target Common Stock that are owned directly or indirectly by Target, Acquiror or any other direct or indirect wholly owned subsidiary of Target or Acquiror shall be cancelled, and no securities of Acquiror or other consideration shall be delivered in exchange therefor; and (iii) each of the issued and outstanding shares of Target Common Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), referred to hereinafter as "Dissenting Shares") shall be converted automatically into and exchanged for .3303 of a share of Acquiror Common Stock; provided, however, that no more than 6,451,123 shares of Common Stock of Acquiror shall be issued in such exchange (including Acquiror Common Stock reserved for issuance upon exercise of Target options and Target warrants assumed by Acquiror). Those shares of Acquiror Common Stock to be issued as a result of the Merger are referred to herein as the "Acquiror Shares".

     4. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Acquiror Common Stock in accordance with Section 3.

     5. Notwithstanding any other term or provision hereof, no fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash equal to the per share market value of Acquiror Common Stock (deemed to be $65.88) multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Target stockholder shall be aggregated, so that no Target stockholder shall receive cash in an amount greater than the value of one full share of Acquiror Common Stock.

     6. The conversion of Target Common Stock into Acquiror Common Stock and Target Preferred Stock into Target Common Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock and Target Preferred Stock shall thereupon be entitled to receive shares of Acquiror Common Stock in accordance with the Agreement and Plan of Reorganization.

     7. At the Effective Time of the Merger, the separate existence of Target shall cease, and Acquiror shall succeed, without other transfer, to all of the rights and properties of Target and shall be subject to all the debts and liabilities thereof in the same manner as if Acquiror had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Target shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

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     8.   This Merger Agreement is intended as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     9. (a) The Amended and Restated Articles of Incorporation of Acquiror in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation unless and until thereafter amended.

          (i) The Bylaws of Acquiror in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          (ii) The directors and officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

     10.  (a)   Notwithstanding the approval of this Merger Agreement by the stockholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

          (i) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target or Acquiror or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

          (ii) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

          (iii) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the stockholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such stockholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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     IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

                                       CISCO SYSTEMS, INC.


                                       By: /s/ John T. Chambers
                                           --------------------------------
                                           John T. Chambers, President


                                       By: /s/ Larry R. Carter
                                           --------------------------------
                                           Larry R. Carter, Secretary

                                       IPMOBILE, INC.


                                       By: /s/ Russell M. Davis
                                           --------------------------------
                                           Russell M. Davis, President


                                       By: /s/ Achal Patel
                                           --------------------------------
                                           Achal Patel, Secretary




                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]


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                              OFFICERS' CERTIFICATE
                                       OF
                                 IPMOBILE, INC.

     Russell M. Davis, President, and Achal Patel, Secretary, of Target, a corporation duly organized and existing under the laws of the State of California (the "Corporation"), do hereby certify:

     1. They are the duly elected, acting and qualified President and the Secretary, respectively, of the Corporation.

     2. There are two authorized classes of shares, consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 10,540,000 shares of Preferred Stock, par value $0.001 per share. On the record date for the vote on the Agreement of Merger, there were 5,028,887 shares of Common Stock, 540,000 shares of Series A Preferred Stock and 9,674,828 shares of Series B Preferred Stock outstanding and entitled to vote on the Agreement of Merger in the form attached.

     3. The Agreement of Merger in the form attached was duly approved by the Board of Directors of the Corporation in accordance with the General Corporation Law of the State of Delaware.

     4. Approval of the Agreement of Merger by the holders of at least a majority of the Series B Preferred Stock and a majority of the Common Stock and Preferred Stock, voting together as a class on an as-converted basis, was required. The percentage of the outstanding shares of each class of the Corporation's shares entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.


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     Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in Richardson, Texas, on September 1, 2000.

                                       By: /s/ Russell M. Davis
                                           -------------------------------------
                                           Russell M. Davis, President


                                       By: /s/ Achal Patel
                                           -------------------------------------
                                           Achal Patel, Secretary

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                              OFFICERS' CERTIFICATE
                                       OF
                                    ACQUIROR

     The undersigned, John T. Chambers and Larry R. Carter, hereby certify that Mr. Chambers is the duly elected President and Chief Executive Officer and Mr. Carter is the duly elected Senior Vice President, Chief Financial Officer and Secretary of Cisco Systems, Inc. ("Acquiror") and they further certify that:

     1. They are the duly elected, acting and qualified President and Secretary, respectively, of Acquiror.

     2. There are two authorized classes of shares, consisting of 20,000,000,000 shares of Common Stock, of which 7,151,073,212 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding.

     3. The Agreement of Merger in the form attached was approved by the Board of Directors of Acquiror in accordance with the California Corporations Code.

     4.   No vote of the shareholders of Acquiror was required pursuant to
Section 1201(b) of the California Corporations Code.


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     Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in San Jose, California on September 1, 2000.

                                       By: /s/ John Chambers
                                           -------------------------------------
                                           John Chambers,
                                           President and Chief Executive Officer

                                       By: /s/ Larry R. Carter
                                           -------------------------------------
                                           Larry R. Carter,
                                           Senior Vice President,
                                           Chief Financial Officer and
                                           Secretary


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